October 27, 2021 Algoma Steel Group Inc. 105 West Street Sault Ste. Marie, Ontario P6A 7B4, Canada	Exhibit 5.1

Dear Sirs and Mesdames:

RE: Algoma Steel Group Inc. (the “Company”) – Registration Statement on Form F-1

We have acted as local counsel to the Company, a corporation organized under the laws of the Province of British Columbia, in the Province of British Columbia in connection with the registration statement on Form F-1 (including all amendments thereto, the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of:

(a)   up to 10,000,000 common shares in the capital of the Company (the “PIPE Shares”) issued pursuant to subscription agreements dated as of May 24, 2021 among the Company, Legato Merger Corp. (“Legato”) and certain U.S. accredited investors within the meaning of applicable securities laws and exchange agreements dated October 19, 2021 between the Company and certain Canadian accredited investors within the meaning of applicable securities laws, in each case in connection with the transactions under the Agreement and Plan of Merger dated as of May 24, 2021 (the “Merger Agreement” and such transactions, the “Merger”) by and among the Company, Algoma Merger Sub, Inc. and Legato;

(b)   up to 6,732,036 common shares in the capital of the Company (the “Founder Shares”) issued pursuant to the Merger Agreement in connection with the Merger to certain founders of Legato (the “Founders”), EarlyBirdCapital Inc. (“EBC”) and/or their respective affiliates and designees;

(c)   up to 75,000,403 common shares in the capital of the Company consisting of 71,767,775 common shares in the capital of the Company issued and outstanding prior to the closing of the Merger (the “Existing Shares”) and 3,232,628 common shares in the capital of the Company issuable pursuant to the terms and conditions of exchange agreements dated October 19, 2021 (the “LTIP Exchange Agreements”) between the Company and certain members of management of the Company (the “LTIP Exchanged Shares”);

(d)   up to 37,500,000 common shares in the capital of the Company that may be issuable pursuant to the Earnout Rights (as defined in the Merger Agreement) (the “Earnout Shares”) (including Earnout Rights granted pursuant to the terms and conditions of the LTIP Exchange Agreements);

(e)   up to 604,000 warrants (the “Private Warrants”) held by the Founders, EBC and/or their respective affiliates and designees to purchase common shares in the capital of the Company in accordance with the terms of (i) the Warrant Agreement dated January 19, 2021 (the “Original Warrant Agreement”) between Legato and Continental Stock Transfer & Trust Company (“Continental”) and (ii) the Amendment Agreement by and among the Company, Legato, Continental and TSX Trust Company (“TSX Trust”) which provided for, inter alia, the conversion of the warrants of Legato issued and outstanding prior to the Merger and governed by the Original Warrant Agreement into warrants to purchase common shares in the capital of the Company (the “Warrants”), including the Private Warrants (the “Amendment Agreement” and collectively with the Original Warrant Agreement, the “Warrant Agreement”); and

(f)   up to 24,179,000 common shares in the capital of the Company (the “Warrant Shares” and collectively with the PIPE Shares, the Founder Shares, the Existing Shares, the LTIP Exchanged Shares and the Earnout Shares, the “Shares”) (including the 604,000 common shares in the capital of the Company issuable upon the exercise of the Private Warrants in accordance with the terms of the Warrant Agreement) issuable upon the exercise of an aggregate of 24,179,000 Warrants (including the Private Warrants) in accordance with the terms of the Warrant Agreement.

1.   SCOPE OF REVIEW

For the purpose of the opinions hereinafter expressed, in our capacity as local counsel for the Company as aforesaid, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such public records, certificates, documents and other materials as we have considered relevant, necessary or advisable, including without limitation, the following documents:

(a)   a certificate of good standing issued by the Office of the Registrar of Companies for British Columbia in respect of the Company dated October 26, 2021 (the “Certificate of Good Standing”);

(b)   an executed copy of the Amendment Agreement; and

(c)   an executed copy of an officer’s certificate in respect of the Company dated as of the date hereof (the “Officer’s Certificate”) to which are attached:

(i)  the notice of articles and articles of the Company;

(ii)  resolutions of the directors of the Company authorizing and approving the execution and delivery of the Amendment Agreement and the performance of the Company’s obligations thereunder, the creation of the Private Warrants and the issuance of the Shares; and

(iii)   an incumbency schedule identifying certain directors and officers of the Company and providing specimen signatures in respect of certain of such directors and officers.

Other than in respect of certain local law matters relating to the transactions contemplated in the Merger Agreement, we have not participated in the preparation of any of the documentation relating to the Merger or the Registration Statement nor reviewed any other documentation relating to the Company or the issuance and sale of the Shares or the Warrants except as expressly stated herein.

2.   ASSUMPTIONS AND QUALIFICATIONS

For the purposes of the opinions expressed herein, without independent investigation or verification and with your concurrence, we have assumed:

2.1  the legal capacity of all individuals, the genuineness of all signatures, the authenticity and completeness of all documents submitted to us and the completeness and conformity to authentic originals of all documents submitted to us as certified, photostatic, conformed, notarial or facsimile copies;

2.2  the accuracy and completeness of all statements made in the Certificate of Good Standing and all statements of fact made in the Officer’s Certificate and the documents attached to the Officer’s Certificate and that all such statements and documents remain accurate and complete at the time this opinion is delivered;

2.3  the accuracy of all information, indices and filing systems maintained at the offices of public record with which we have conducted or caused to be conducted searches or enquiries in connection with this opinion;

2.4  that none of the documents examined by us have been amended or modified in any manner since the date they were submitted to us, whether by written or oral agreement, by conduct of the parties thereto, or otherwise; and

2.5  that the provisions of any instrument evidencing the Warrants are consistent in all respects with the provisions of the Warrant Agreement.

Further, whenever our opinion refers to securities of the Company, whether issued or to be issued, as being “fully-paid and non-assessable”, such phrase means that the holders of such securities will not, after the issuance to them of such securities, be liable to pay further amounts to the Company in respect of the issue price payable for such securities, and no opinion is expressed as to the adequacy or value of any consideration received by the Company therefor.

For greater certainty, a specific assumption, limitation or qualification in this opinion is not to be interpreted to restrict the generality of any other assumption, limitation or qualification expressed in general terms in this opinion that includes the subject matter of the specific assumption, limitation or qualification.

3.   RELIANCE

In giving the opinions set out herein, and as to various factual matters material to this opinion, we have relied exclusively and without further investigation or independent verification on our review of the copies of such constating documents of and other materials relating to the Company as are attached to the Officer’s Certificate and our knowledge and analysis of the laws of the Province of British Columbia and the federal laws of Canada applicable therein (collectively, “Applicable Law”) as it applies to such opinions. Without limiting the foregoing, we have not reviewed the minute book or any other corporate records of the Company, save and except for the extracts therefrom copies of which are attached to the Officer’s Certificate.

In addition, the opinion given in Section 5.1 is based entirely and exclusively upon the Certificate of Good Standing, which we have reviewed and relied upon without further investigation or independent verification.

4.   LAW AND SCOPE OF OPINIONS

The opinions expressed below are limited to the laws of the Province of British Columbia and the federal laws of Canada applicable in the Province of British Columbia at the date of this opinion letter and we have made no investigation of and express no opinion herein in respect of the laws, or any matters governed by any laws, of any other jurisdiction. We assume no duty to communicate with you with respect to any change in law that comes to our attention hereafter.

5.   OPINIONS

Based and relying on and subject to the foregoing assumptions and limitations and subject to the limitations and qualifications set out herein, we are of the opinion that:

5.1  the Company is validly existing and in good standing under the laws of the Province of British Columbia;

5.2  the Company has all necessary corporate power to execute, deliver and perform its obligations under the Amendment Agreement;

5.3  the execution, delivery and performance by the Company of the Amendment Agreement has been duly authorized by all necessary corporate action and does not constitute and will not result in the violation of any laws of general application in the Province of British Columbia or the federal laws of Canada applicable therein;

5.4  to the extent execution and delivery are matters governed by Applicable Law, the Company has duly executed and delivered the Amendment Agreement under Applicable Law;

5.5  the PIPE Shares, the Founder Shares and the Existing Shares have been duly authorized and have been validly issued as fully paid and non-assessable common shares in the authorized share structure of the Company;

5.6  the LTIP Exchanged Shares have been duly authorized and, upon issuance of the LTIP Exchanged Shares in accordance with the terms and conditions of the LTIP Exchange Agreements, including receipt by the Company of the consideration therefor, will be validly issued as fully paid and non-assessable common shares in the authorized share structure of the Company;

5.7  the Earnout Shares have been duly authorized and, upon issuance of the Earnout Shares in accordance with the terms and conditions of the Merger Agreement and the LTIP Exchange Agreements, as applicable, including receipt by the Company of the consideration therefor, will be validly issued as fully paid and non-assessable common shares in the authorized share structure of the Company; and

5.8  the Private Warrants have been validly created by the Company and the Warrant Shares issuable upon the exercise of the Warrants have been duly authorized and, upon issuance of the Warrant Shares in accordance with the terms and conditions of the Warrant Agreement, including the due exercise of the Warrants by the holders thereof and receipt by the Company of the consideration therefor, will be validly issued as fully paid and non-assessable common shares in the authorized share structure of the Company.

We hereby consent to the reference to us under the heading “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ Lawson Lundell LLP